EXHIBIT 11


                            INDUSTRIAL HOLDINGS, INC.
                               EARNINGS PER SHARE
                  (thousands of dollars, except per share data)


                                    (UNAUDITED)
                                     PRO FORMA        (UNAUDITED)        (UNAUDITED)
                                    NINE MONTHS       HISTORICAL          PRO FORMA
                                       ENDED       NINE MONTHS ENDED     YEAR ENDED              HISTORICAL YEAR ENDED
                                   SEPTEMBER 30       SEPTEMBER 30      DECEMBER 31                   DECEMBER 31
                                   ------------    -----------------    ------------    ---------------------------------------

                                1997      1997       1996     1996           1996       1995     1994      1993     1992
                                ----      ----       ----     ----           ----       ----     ----      ----     ----
Weighted average
     common shares
        outstanding             6,124      5,920     3,486      4,372       3,688      3,037     2,941     2,624     2,102
Common stock equivalents(1)       863        863       616        727         691        113        89       205
                               ------    -------   -------     ------     -------     ------   -------    ------    ------
Total common shares and
   common equivalent
   shares deemed to have a
   dilutive effect              6,987      6,783     4,102      5,099       4,379      3,150     3,030     2,829     2,102
                               ======     ======    ======     ======      ======     ======    ======    ======    ======
Net earnings
   available for common
   shareholders                $2,418     $2,010    $  762     $2,010      $1,127     $  545    $   32    $  763    $  382
                                =====     ======    ======      =====      ======     ======    ======    ======    ======
Earnings per share           $    .35   $    .30   $   .19   $    .39   $    .26     $   .17    $  .01   $   .27   $   .17
                              =======   ========   =======    =======   =========    =======    ======   =======   =======

----------------------
(1) Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible debt is anti-dilutive for all years presented.